Exh. 6(a)

800 Third Avenue, 21st Floor New York, NY 10022-7604 Tel (212) 209-3050 Fax (212) 371-5500

June 11, 2007

Thomas Moore,
Chief Executive Officer
Advaxis, Inc.
Technology Center of New Jersey
675 Rt 1, Suite 113
North Brunswick, New Jersey 08902

Re:
Post-Effective Amendment No. 1 to Registration Statement on Form SB-1 and Post-Effective Amendment No. 3 to Registration Statement on Form SB-1 (SEC Commission Files No. 333-132298 and 333-122504, respectively)

Dear Mr. Moore:

As counsel to Advaxis, Inc., a Delaware corporation (the “Company”), with respect to the above Post-Effective Amendments to the Registration Statement of the Company (collectively, the “Registration Statement”), we have reviewed copies of: (i) the Registration Statement, (ii) the Agreement and Plan of Merger, dated June 6, 2006, between the Company and Advaxis, Inc., a Colorado corporation, pursuant to which Advaxis Inc., a Colorado corporation was merged into the Company, (iii) copies of the Common Stock Purchase Warrants (“Warrants”) and of the Secured Convertible Debenture (the “Debenture”), relating to those shares of Common Stock issued or issuable upon exercise of Warrants and conversion of the Debentures registered pursuant to the Registration Statement for reoffering under the Securities Act of 1933, as amended (the “Act”), (iv) minutes of the relevant corporate proceedings and written consents of Directors, and (v) the opinion of Jody M. Walker, Esq., filed as Exhibit 6 to the Registration Statement.

We have assumed, without any independent inquiry or investigation, for the purpose of rendering the opinion below (i) the accuracy and completeness of the information contained in the foregoing, (ii) that such information continues to be true and will continue to be true, (iii) the genuineness of all signatures, (iv) the conformity to original documents of all documents delivered to us as copies, and (v) the authenticity of the originals of said copies.

Based solely upon the foregoing, it is our opinion that the shares of Common Stock when issued upon exercise of the Warrants and upon conversion of the Debenture in accordance with their respective terms will be legally issued, fully paid and nonassessable.

We hereby consent to the reference to our firm in the section “Legal Matters” of the Registration Statements and to the filing of this opinion as an Exhibit to the Registration Statement.

We are furnishing this opinion solely to you. It may not be relied upon by any other person, or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours, /s/ Reitler Brown & Rosenblatt LLC